Essex Rental Corp. Appoints Marc Dowdell as Chief Operating Officer

BUFFALO GROVE, Ill.--(BUSINESS WIRE)-- Essex Rental Corp. (Nasdaq: ESSX) ("Essex" or the "Company") today announced the appointment of Marc Dowdell to the position of Chief Operating Officer (“COO”).

Nick Matthews, Essex's Chief Executive Officer (“CEO”), stated, "We are very pleased to add an executive with Marc's level of experience to our senior management team. In the role of COO, Marc will be primarily focused on refining our existing performance metrics to enhance our profitability, monitoring fleet data to optimize our asset utilization and growing revenues across all lines of business."

Mr. Dowdell brings approximately 20 years of experience, including executive, marketing and operational leadership, to his role as Essex's new COO. Prior to joining the Company, Mr. Dowdell served as President for LiuGong North America, a wholly owned subsidiary of Guangxi LiuGong, a global manufacturer of earth moving and lifting equipment. Prior to LiuGong, he served as Vice President of Dean Machinery, a Caterpillar dealer, and was also a partner and franchise owner of a Volvo Rents Construction Equipment store. The COO role has been vacant since March 2014, when Nick Matthews, the former COO, was promoted to CEO.

Mr. Dowdell added, “I am very excited to join the Essex Rental Corp. team. Driving execution of operational and target market strategies measured by key performance indicators and dashboard metrics will be a priority in improving the Company’s operating performance. I look forward to continuing the development of a more customer centric culture and meeting with Essex’s customers and other stakeholders over the coming months.”

About Essex Rental Corp.
Essex, through its subsidiaries, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

CONTACT:
Essex Rental Corp.
Kory Glen
Chief Financial Officer
(847) 215-6522 / kglen@essexrental.com
OR
Patrick Merola
Manager of Investor Relations
(847) 215-6514 / pmerola@essexrental.com